PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                        Contact: Mark F. Bradley
---------------------                                 Chief Operating Officer
November 10, 2004                                     (740) 373-3155

                          PEOPLES BANCORP INC. DECLARES
                             FOURTH QUARTER DIVIDEND
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          MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc.
(NASDAQ: PEBO) today declared a cash dividend of $0.18 per share payable January 3, 2005, to shareholders of record at December 15, 2004.
         The fourth quarter dividend of $0.18 per share represents a payout of approximately $1.9 million based on 10.5 million shares outstanding at November 10, 2004. Including the fourth quarter dividend, Peoples Bancorp will have increased its dividend 11.6% compared to $0.65 per share paid in 2003, marking the 39th consecutive year of dividend increases.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 51 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE